News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2024 Second Quarter Results

ST. LOUIS, Sept. 4, 2024—Core & Main Inc. (NYSE: CNM), a leader in advancing reliable infrastructure with local service, nationwide, today announced financial results for the second quarter ended July 28, 2024.

Fiscal 2024 Second Quarter Results (Compared with Fiscal 2023 Second Quarter)

•Net sales increased 5.5% to $1,964 million

•Gross profit increased 3.4% to $518 million; gross profit margin decreased 50 basis points to 26.4%

•Net income decreased 23.2% to $126 million

•Diluted earnings per share decreased 7.6% to $0.61

•Adjusted EBITDA (Non-GAAP) decreased 4.8% to $257 million; Adjusted EBITDA margin (Non-GAAP) decreased 140 basis points to 13.1%

•Acquired five new businesses during and after the quarter: EGW Utilities, Geothermal Supply Company, HM Pipe Products, GroGreen Solutions and Green Equipment Company

"We grew net sales by approximately 6% to a new quarterly record of $1.96 billion, reflecting strong growth from acquisitions that was partially offset by project delays from wet weather conditions and comparably lower end-market volumes," said Steve LeClair, chair and CEO of Core & Main.

"Despite the challenging weather and market conditions, our meter initiative continues to outpace the growth of our end markets, highlighted by the 48% growth we achieved this quarter. Pricing and gross margins were in line with our expectations, with our gross margin initiatives delivering outstanding results to partially offset the impact of higher inventory costs.

We acquired five new businesses during and shortly after the quarter, each of which offers expansion into new geographies, access to new product lines or the addition of key talent. We are particularly excited by the acquisition of HM Pipe Products, which will allow us to tap into to a new multi-billion-dollar addressable market opportunity in Canada.

We continue to maintain a disciplined capital allocation strategy, balancing investments in our business with returning capital to shareholders, and in June, our board of directors approved a $500 million share repurchase program. This marked our first standing share repurchase authorization since becoming a public company and reflects our commitment to returning capital to shareholders. With our strong balance sheet and cash generation, Core & Main is well positioned to capitalize on strategic growth opportunities while delivering value for our shareholders.

Supported by our strong management team, which was further enhanced by the organizational realignment we completed in July, our associates continue to demonstrate unwavering dedication to our customers and their critical projects. I'm proud of their ability to remain agile, even in challenging market conditions. We are confident in our ability to deliver outstanding service to our customers, drive value creation, and execute our growth and capital allocation priorities now and in the future," LeClair concluded.

cont.

Three Months Ended July 28, 2024

Net sales for the three months ended July 28, 2024 increased $103 million, or 5.5%, to $1,964 million compared with $1,861 million for the three months ended July 30, 2023. Net sales increased primarily due to acquisitions partially offset by project delays from wet weather conditions, comparably lower end-market volumes and slightly lower selling prices. Net sales increased for pipes, valves & fittings and storm drainage products primarily due to acquisitions partially offset by project delays from wet weather conditions and comparably lower end-market volumes. Net sales for fire protection products declined due to lower selling prices and comparably lower end-market volumes partially offset by acquisitions. Net sales of meter products benefited from our ability to drive the adoption of smart meter technology through municipalities, increased product availability and acquisitions.

Gross profit for the three months ended July 28, 2024 increased $17 million, or 3.4%, to $518 million compared with $501 million for the three months ended July 30, 2023. Gross profit as a percentage of net sales for the three months ended July 28, 2024 was 26.4% compared with 26.9% for the three months ended July 30, 2023. The overall decline in gross profit as a percentage of net sales was primarily attributable to larger prior year benefits from strategic inventory investments during an inflationary environment partially offset by favorable impacts from the execution of our gross margin initiatives and accretive acquisitions.

Selling, general and administrative ("SG&A") expenses for the three months ended July 28, 2024 increased $30 million, or 12.6%, to $268 million compared with $238 million during the three months ended July 30, 2023. The increase was generally attributable to acquisitions. Non-acquisition SG&A costs were essentially flat as investments in growth were offset by lower variable compensation costs. SG&A expenses as a percentage of net sales were 13.6% for the three months ended July 28, 2024 compared with 12.8% for the three months ended July 30, 2023. The increase was primarily attributable to acquisitions and investments in growth.

Net income for the three months ended July 28, 2024 decreased $38 million, or 23.2%, to $126 million compared with $164 million for the three months ended July 30, 2023. The decrease in net income was primarily attributable to a decrease in operating income and an increase in interest expense.

The Class A common stock basic earnings per share for the three months ended July 28, 2024 decreased 6.1% to $0.62 compared with $0.66 for the three months ended July 30, 2023. The Class A common stock diluted earnings per share for the three months ended July 28, 2024 decreased 7.6% to $0.61 compared with $0.66 for the three months ended July 30, 2023. The decrease in basic earnings per share was attributable to higher Class A share counts from exchanges of Partnership Interests partially offset by an increase in net income attributable to Core & Main, Inc. Diluted earnings per share decreased due to a decline in net income partially offset by lower share counts following the share repurchase transactions executed throughout fiscal 2023.

Adjusted EBITDA for the three months ended July 28, 2024 decreased $13 million, or 4.8%, to $257 million compared with $270 million for the three months ended July 30, 2023. The decrease in Adjusted EBITDA was primarily attributable to higher SG&A expenses partially offset by higher gross profit. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Six Months Ended July 28, 2024

Net sales for the six months ended July 28, 2024 increased $270 million, or 7.9%, to $3,705 million compared with $3,435 million for the six months ended July 30, 2023. Net sales increased primarily due to acquisitions partially offset by comparably lower selling prices. Net sales increased for pipes, valves & fittings due to acquisitions. Net sales increased for storm drainage due to acquisitions and our ability to drive the adoption of advanced storm water management systems. Net sales for fire protection products declined due to comparably lower selling prices and end-market volumes partially offset by acquisitions. Net sales of meter products benefited from our ability to drive the adoption of smart meter technology through municipalities, increased product availability and acquisitions.

Gross profit for the six months ended July 28, 2024 increased $46 million, or 4.9%, to $986 million compared with $940 million for the six months ended July 30, 2023. Gross profit as a percentage of net sales for the six months ended July 28, 2024 was 26.6% compared with 27.4% for the six months ended July 30, 2023. The overall decrease in gross profit as a percentage of net sales was primarily attributable to larger prior year benefits from strategic inventory investments during an inflationary environment partially offset by favorable impacts from the execution of our gross margin initiatives and accretive acquisitions.

SG&A expenses for the six months ended July 28, 2024 increased $64 million, or 13.9%, to $525 million compared with $461 million during the six months ended July 30, 2023. The increase includes $41 million in personnel expenses primarily related to acquisitions. The remaining increase is driven by acquisitions, inflation and other growth investments. SG&A expenses as a percentage of net sales were 14.2% for the six months ended July 28, 2024 compared with 13.4% for the six months ended July 30, 2023. The increase was primarily attributable to investments in growth, inflationary cost impacts and acquisitions.

Core & Main Announces Fiscal 2024 Second Quarter Results

Net income for the six months ended July 28, 2024 decreased $70 million, or 23.6% to $227 million compared with $297 million for the six months ended July 30, 2023. The decrease in net income was primarily attributable to a decrease in operating income and an increase in interest expenses.

The Class A common stock basic earnings per share for the six months ended July 28, 2024 decreased 4.3% to $1.11 compared with $1.16 for the six months ended July 30, 2023. The Class A common stock diluted earnings per share for the six months ended July 28, 2024 decreased 3.5% to $1.11 compared with $1.15 for the six months ended July 30, 2023. The decrease in basic earnings per share was attributable to higher Class A share counts from exchanges of Partnership Interests partially offset by an increase in net income attributable to Core & Main, Inc. Diluted earnings per share decreased due to a decline in net income partially offset by lower share counts following the share repurchase transactions executed throughout fiscal 2023.

Adjusted EBITDA for the six months ended July 28, 2024 decreased $16 million, or 3.3%, to $474 million compared with $490 million for the six months ended July 30, 2023. The decrease in Adjusted EBITDA was primarily attributable to higher SG&A expenses partially offset by higher gross profit. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Liquidity and Capital Resources

Net cash provided by operating activities for the three months ended July 28, 2024 was $48 million compared with $282 million for the three months ended July 30, 2023. The $234 million decrease in cash provided by operating activities was primarily driven by more typical investment in working capital in the three months ended July 28, 2024 compared with a reduction in inventory during fiscal 2023 due to inventory optimization subsequent to supply chain improvements. Increased interest payments and higher income tax payments due to higher taxable income of Core & Main, Inc. following exchanges of Partnership Interests throughout fiscal 2023 also reduced cash flows.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as of July 28, 2024 was $2,439 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 2.7x, an increase of 1.0x from July 30, 2023. The increase in Net Debt Leverage was primarily attributable to higher borrowings to fund investments in organic growth, acquisitions and share repurchases.

As of July 28, 2024, we had $250 million outstanding borrowings on our senior asset-based revolving credit facility ("Senior ABL Credit Facility"), which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of July 28, 2024, after giving effect to approximately $14 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $986 million under the Senior ABL Credit Facility, subject to borrowing base availability.

On May 21, 2024, we amended the terms of the $1,500 million senior term loan (the "2028 Senior Term Loan") in order to reduce the effective applicable margin from 2.60% to 2.00%, resulting in annual interest savings of approximately $9 million. The 2028 Senior Term Loan principal balance did not change, still matures on July 27, 2028 and requires quarterly principal payments on the last business day of each fiscal quarter in an amount equal to approximately 0.25% of the original principal amount. The 2028 Senior Term Loan is subject to a Term SOFR "floor" of 0.00%.

Fiscal 2024 Outlook

"We are revising our outlook for fiscal 2024 to reflect significant weather disruptions in the second quarter and our expectation that some of the growth we anticipated in the second half of the year will likely be pushed into 2025," LeClair said. "Pricing and gross margins have sustained well and are in line with our expectations through the first half of the year. As a result of lower-than-expected end market volumes, we are lowering our full year net sales range to $7.3 to $7.4 billion and are lowering our full year Adjusted EBITDA range to $900 to $930 million. We are raising our operating cash flow conversion range to 65% to 75% of Adjusted EBITDA as a result of our disciplined working capital management. While weather and market softness are impacting this year's results, we remain optimistic about the long-term demand characteristics of our end markets and are focused on executing against our long-term strategy as we manage through near-term macro dynamics."

Conference Call & Webcast Information

Core & Main will host a live conference call and webcast on September 4, 2024 at 8:30 a.m. ET to discuss the Company's financial results. The webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing 833-470-1428 or +1-404-975-4839 (international). The passcode for the live call is 823702. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

Core & Main Announces Fiscal 2024 Second Quarter Results

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure™ with local service, nationwide®. As a leading specialized distributor with a focus on water, wastewater, storm drainage and fire protection products and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets, nationwide. With more than 350 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. Core & Main’s nearly 5,500 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, all statements other than statements of historical facts contained in this press release, including statements relating to our intentions, beliefs, assumptions or current expectations concerning, among other things, our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding expected growth, future capital expenditures, capital allocation and debt service obligations, and the anticipated impact on our business.

Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition, cash flows and the development of the market in which we operate are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed under the captions “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the fiscal period ended July 28, 2024, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for municipal contracts; price fluctuations in our product costs; our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and regional managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability of freight; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of environmental, social and governance and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products; interruptions in the proper functioning of our and our third-party service providers' information systems, including from cybersecurity
Core & Main Announces Fiscal 2024 Second Quarter Results

threats; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our indebtedness and the potential that we may incur additional indebtedness that might restrict our operating flexibility; the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024); increases in interest rates; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Robyn Bradbury, 314-995-9116
InvestorRelations@CoreandMain.com

Core & Main Announces Fiscal 2024 Second Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended		Six Months Ended
	July 28, 2024	July 30, 2023	July 28, 2024	July 30, 2023

Net sales	$1,964	$1,861	$3,705	$3,435
Cost of sales	1,446	1,360	2,719	2,495
Gross profit	518	501	986	940
Operating expenses:
Selling, general and administrative	268	238	525	461
Depreciation and amortization	46	37	89	72
Total operating expenses	314	275	614	533
Operating income	204	226	372	407
Interest expense	36	22	70	39
Income before provision for income taxes	168	204	302	368
Provision for income taxes	42	40	75	71
Net income	126	164	227	297
Less: net income attributable to non-controlling interests	7	54	13	101
Net income attributable to Core & Main, Inc.	$119	$110	$214	$196

Earnings per share
Basic	$0.62	$0.66	$1.11	$1.16
Diluted	$0.61	$0.66	$1.11	$1.15
Number of shares used in computing EPS
Basic	192,797,961	167,312,292	192,495,255	169,474,741
Diluted	202,667,354	228,983,281	202,640,993	236,375,917

Core & Main Announces Fiscal 2024 Second Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	July 28, 2024	January 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$13	$1
Receivables, net of allowance for credit losses of $18 and $12, respectively	1,294	973
Inventories	959	766
Prepaid expenses and other current assets	52	33
Total current assets	2,318	1,773
Property, plant and equipment, net	163	151
Operating lease right-of-use assets	206	192
Intangible assets, net	954	784
Goodwill	1,843	1,561
Deferred income taxes	559	542
Other assets	55	66
Total assets	$6,098	$5,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$23	$15
Accounts payable	738	504
Accrued compensation and benefits	80	106
Current operating lease liabilities	61	55
Other current liabilities	110	94
Total current liabilities	1,012	774
Long-term debt	2,404	1,863
Non-current operating lease liabilities	146	138
Deferred income taxes	84	48
Tax receivable agreement liabilities	701	706
Other liabilities	31	16
Total liabilities	4,378	3,545
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 192,642,689 and 191,663,608 shares issued and outstanding as of July 28, 2024 and January 28, 2024, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 8,483,709 and 9,630,186 shares issued and outstanding as of July 28, 2024 and January 28, 2024, respectively	—	—
Additional paid-in capital	1,225	1,214
Retained earnings	385	189
Accumulated other comprehensive income	32	46
Total stockholders’ equity attributable to Core & Main, Inc.	1,644	1,451
Non-controlling interests	76	73
Total stockholders’ equity	1,720	1,524
Total liabilities and stockholders’ equity	$6,098	$5,069

Core & Main Announces Fiscal 2024 Second Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Six Months Ended
	July 28, 2024	July 30, 2023
Cash Flows From Operating Activities:
Net income	$227	$297
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	95	75
Equity-based compensation expense	7	5
Deferred income tax expense	5	2
Other	7	3
Changes in assets and liabilities:
(Increase) decrease in receivables	(263)	(253)
(Increase) decrease in inventories	(105)	185
(Increase) decrease in other assets	(14)	—
Increase (decrease) in accounts payable	203	113
Increase (decrease) in accrued liabilities	(36)	(25)
Net cash provided by operating activities	126	402
Cash Flows From Investing Activities:
Capital expenditures	(16)	(15)
Acquisitions of businesses, net of cash acquired	(596)	(151)
Other	(6)	2
Net cash used in investing activities	(618)	(164)
Cash Flows From Financing Activities:
Repurchase and retirement of equity interests	(21)	(473)
Distributions to non-controlling interest holders	(7)	(25)
Payments pursuant to Tax Receivable Agreements	(11)	(5)
Borrowings on asset-based revolving credit facility	605	235
Repayments on asset-based revolving credit facility	(785)	(120)
Issuance of long-term debt	750	—
Repayments of long-term debt	(11)	(8)
Debt issuance costs	(14)	—
Other	(2)	1
Net cash provided by (used in) financing activities	504	(395)
Increase (decrease) in cash and cash equivalents	12	(157)
Cash and cash equivalents at the beginning of the period	1	177
Cash and cash equivalents at the end of the period	$13	$20

Cash paid for interest (excluding effects of interest rate swap)	$95	$59
Cash paid for taxes	84	61

Core & Main Announces Fiscal 2024 Second Quarter Results

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including but not limited to (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the public offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Operating Cash Flow Conversion as net cash provided by (used in) operating activities divided by Adjusted EBITDA for the period presented. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

Core & Main Announces Fiscal 2024 Second Quarter Results

No reconciliation of the estimated range for Adjusted EBITDA, Adjusted EBITDA margin or Operating Cash Flow Conversion for fiscal 2024 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc. or cash provided by or used in operating activities, the most directly comparable GAAP measures, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions)	Three Months Ended		Six Months Ended
	July 28, 2024	July 30, 2023	July 28, 2024	July 30, 2023
Net income attributable to Core & Main, Inc.	$119	$110	$214	$196
Plus: net income attributable to non-controlling interest	7	54	13	101
Net income	126	164	227	297
Depreciation and amortization (1)	47	37	91	73
Provision for income taxes	42	40	75	71
Interest expense	36	22	70	39
EBITDA	$251	$263	$463	$480
Equity-based compensation	4	3	7	5
Acquisition expenses (2)	2	3	4	3
Offering expenses (3)	—	1	—	2
Adjusted EBITDA	$257	$270	$474	$490

(Amounts in millions)	Twelve Months Ended
	July 28, 2024	July 30, 2023
Net income attributable to Core & Main, Inc.	$389	$361
Plus: net income attributable to non-controlling interest	72	198
Net income	461	559
Depreciation and amortization (1)	167	146
Provision for income taxes	132	131
Interest expense	112	75
EBITDA	$872	$911
Equity-based compensation	12	9
Acquisition expenses (2)	7	6
Offering expenses (3)	3	3
Adjusted EBITDA	$894	$929

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

(3)Represents costs related to secondary offerings reflected in SG&A expenses in our Statement of Operations.
Core & Main Announces Fiscal 2024 Second Quarter Results

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions)	As of
	July 28, 2024	July 30, 2023
Senior ABL Credit Facility due February 2029	$250	$115
Senior Term Loan due July 2028	1,455	1,470
Senior Term Loan due February 2031	747	—
Total Debt	$2,452	$1,585
Less: Cash & Cash Equivalents	(13)	(20)
Net Debt	$2,439	$1,565
Twelve Months Ended Adjusted EBITDA	894	929
Net Debt Leverage	2.7x	1.7x

Core & Main Announces Fiscal 2024 Second Quarter Results